Exhibit 99.1

Contact:
Smithfield Foods, Inc.
Investors:	Media:
Jerry Hostetter	Adam Weiner
Smithfield Foods, Inc.	Kekst and Company
(212) 758-2100	(212) 521-4800
jerryhostetter@smithfieldfoods.com	adam-weiner@kekst.com

COFCO Limited

Media:

Tim Lynch, Eric Bonach and Joele Frank

Wilkinson Brimmer Katcher

(212) 355-4449

Smithfield Foods Announces the Sale of 4.95 Percent of Shares to

China’s Largest National Agricultural Trading and Processing

Company COFCO Limited

Smithfield, Virginia (June 30, 2008)—Smithfield Foods, Inc. (NYSE: SFD) today announced that it has entered into an agreement with COFCO Limited, China’s largest national agricultural trading and processing company, for the sale of 7,000,000 shares, or 4.95 percent of Smithfield’s common stock. The purchase price per share will be equal to the closing price of Smithfield’s Common Stock on the pricing date for the offering of the company’s Convertible Senior Notes, which was announced separately today. The company plans to use the proceeds of the sale to repay indebtedness and for other general corporate purposes.

“I am very pleased that COFCO has agreed to make this equity investment in Smithfield. We have been working closely together and this investment represents a significant step in cementing our relationship for the long term,” stated C. Larry Pope, Smithfield’s president and chief executive officer.

“COFCO is a widely respected leader in China’s food and agriculture industry,” Mr. Pope said. “China is experiencing rapid growth in pork consumption and consumes more pork than the rest of the world combined. COFCO has introduced Smithfield to many opportunities in China and we look forward to continue working together.”

Mr. Gaoning Ning, the chairman of COFCO, said, “Smithfield is the world’s largest producer and processor of pork. We look forward to building on our existing commercial relationship and exploring growth opportunities in China’s food industry together.”

In connection with the sale, Smithfield has agreed to nominate Mr. Ning for election as a director at its 2008 annual shareholders’ meeting. COFCO’s investment in Smithfield is passive in nature and the purchase agreement contains standstill provisions.

Smithfield expects to close on an initial $63.1 million of the shares promptly following the closing of Smithfield’s convertible notes offering. Settlement on the remainder of the shares will be subject to completion of Hart-Scott-Rodino antitrust review.

Hogan & Hartson LLP and McGuire Woods LLP are serving as legal advisors to Smithfield Foods.

Morgan Stanley & Co. Incorporated is acting as financial advisor and Davis Polk & Wardwell is serving as legal advisor to COFCO.

The sale was made pursuant to Regulation S under the Securities Act of 1933.

With sales of $11 billion, Smithfield Foods is the leading processor and marketer of fresh pork and packaged meats in the United States, as well as the largest producer of hogs. For more information, visit www.smithfieldfoods.com.

COFCO Limited, a company owned by the government of the People’s Republic of China, is the largest national agricultural trading and processing company in China. COFCO also has substantial business interests in food and beverage production, commercial and residential real estate, hotel operations, financial services and packaging. Additional information may be found at http://www.cofco.com.

This news release contains “forward-looking” statements within the meaning of the federal securities laws. The forward-looking statements includes statements concerning the Company’s outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. The Company’s forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include the availability and prices of live hogs and cattle, raw materials, fuel and supplies, food safety, livestock disease, live hog production costs, product pricing, the competitive environment and related market conditions, the timing and extent to which beef export markets are reopened, hedging risk, operating efficiencies, changes in interest rate and foreign currency exchange rates, access to capital, the investment performance of the Company’s pension plan assets and the availability of legislative funding relief, the cost of compliance with environmental and health standards, adverse results from on-going litigation, actions of domestic and foreign governments, labor relations issues, credit exposure to large customers, the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations and other risks and uncertainties described in the Company’s Annual Report on Form 10-K for fiscal 2008 and in its subsequent Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on forward-looking statements because actual results may differ materially from those expressed in, or implied by, the statements. Any forward-looking statement that the Company makes speaks only as of the date of such statement, and the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

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